Exhibit 99.1

MRV Names Barry Gorsun Chief Executive Officer

David Stehlin appointed President of MRV OCS

CHATSWORTH, Calif., February 3, 2012 — MRV Communications, Inc. (OTCQB: MRVC) (“MRV” or the “Company”), a leading provider of optical communications network infrastructure equipment and integration and managed services, today announced it has named Barry R. Gorsun as Chief Executive Officer. As previously announced, Chris King, the Company’s CFO and Interim CEO, will remain with the Company through the later of March 30, 2012 or the filing of the Company’s Annual Report on 10-K for the year ended December 31, 2011. During this period, Mr. King will continue to serve as the Company’s CFO.  MRV also announced the appointment of David Stehlin to the position of President for the Company’s Optical Communications Systems (“OCS”) division, effective immediately.

Gorsun has over 30 years of technology management and M&A experience including operational and executive management roles within technology companies. For the past year, Gorsun has served as President of MRV’s OCS division, demonstrating his respect for the brand through the strengthening of its products and distribution. Stehlin has over 20 years of telecommunications industry experience in executive and product management as well as marketing and sales strategy and M&A. Stehlin assumed the role of OCS’s Senior Vice President of Sales and Marketing in 2011 and has reinforced the Company’s initiatives through a revitalized sales and marketing program.

Kenneth Traub, Chairman of the Board of MRV, announced “The Board of Directors has great confidence in Barry to lead MRV and execute our strategic plan to maximize shareholder value. Barry, Chris, Dave and the rest of the MRV executive leadership team have our full support.”

“MRV remains firmly committed to returning value to its stockholders and it is with great pride that I assume the role of chief executive officer of MRV,” said Gorsun. “MRV will continue to execute its tactical plan to maximize value for stockholders and enhance our quality, support and delivery efforts.”

Gorsun continued, “Dave’s vast knowledge of the telecommunications space combined with his expertise in sales and marketing will help us further strengthen OCS. This appointment supports our ability to provide innovative products and solutions to the telecommunications industry and broaden worldwide distribution.”

About MRV Communications, Inc.

MRV Communications, Inc. is a leading global provider of carrier Ethernet, wavelength division multiplexing optical transport, infrastructure management equipment and solutions, as well as network integration and managed services. MRV’s solutions enable the delivery and provisioning of next-generation optical transport and carrier Ethernet services over any fiber infrastructure. MRV provides equipment and services worldwide to telecommunications service providers, enterprises, and governments, enabling network evolution and increasing efficiency, while reducing complexity and costs. Through its subsidiaries, MRV operates research and development centers in North America and Europe, along with support centers and sales offices around the world. For more information about MRV, visit http://www.mrv.com.

Contacts

Investor Relations:

MRV Communications, Inc.

(818) 886-MRVC (6782)

ir@mrv.com

or

CJP Communications for MRV

Thomas J. Rozycki, Jr.

(212) 279-3115 x208

trozycki@cjpcom.com

Media Relations:

MRV Communications, Inc.

pr@mrv.com